Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

February 7, 2005	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES 2004 EARNINGS

        The Bank earned $2.90 per share in 2004, an increase of 7%, or 18 cents, over the $2.72 earned in 2003. Earnings for 2004 include a charge of 7 cents per share from net securities losses while 2003 earnings includes per share credits of 5 cents from net securities gains and 8 cents from an unusually large commercial mortgage prepayment fee of $564,000. Before securities gains and losses and the large prepayment fee, earnings per share for 2004 are up 15%, or 38 cents, over 2003 earnings.

        When compared to 2003, earnings for 2004 are up primarily because of growth in several key deposit and loan products and the continued impact of strategy changes made during the latter half of 2003. The most significant growth occurred in checking deposits, the average yearly balance of which increased by $27.0 million, or 10%, and residential mortgage loans, including home equity lines, the average yearly balance of which increased by $42.6 million, or 30%. The strategy changes implemented in the latter half of 2003 included borrowing to pre-invest future loan and security cash flows and a shift away from overnight federal funds and other shorter-term investment instruments in favor of intermediate-term instruments. This shift enabled the Bank to take advantage of the relatively steep slope of the yield curve.

        The positive impact on 2004 earnings of the growth and strategy changes was partially offset by a reduction in net interest margin and net losses incurred on sales of securities in 2004 versus net gains in 2003. Although net interest margin was relatively stable throughout 2004, it declined by 20 basis points when compared to 2003. This occurred principally because of the reinvestment of cash flows from loans and securities in a low rate environment and a shifting back during the latter half of 2004 from intermediate to shorter-term investment instruments in an effort to better position the Bank for rising rates. When compared to last year, net interest margin for 2004 was helped by a reduction in prepayments on mortgage securities but hurt by the fact that 2003 included the large commercial mortgage prepayment fee. The net securities losses in 2004 occurred as lower yielding securities were sold and replaced with higher yielding securities of similar duration in an effort to improve the Bank’s future revenues. The net securities gains in 2003 resulted from the sale of an equity security that the Bank was once required to hold as part of a government sponsored loan program.

        From the standpoint of earnings growth a number of challenges lie ahead. Despite recent increases in short-term interest rates, intermediate and longer-term interest rates remain low. The recent increases in short-term interest rates, when taken together with any further increases, may make it necessary for the Bank to increase deposit rates and thereby its cost of funds. At the same time, due to low intermediate and longer-term rates, the Bank may have limited opportunity to reinvest cash flows from loans and securities at equivalent or higher yields. In addition, the shifting back from intermediate to shorter-term investment instruments during the latter half of 2004 should negatively impact portfolio yield in the short term. All this considered, the Bank’s net interest margin may not improve from its present level and could possibly decline.

        The significant growth experienced by the Bank in 2004 in the yearly average balances of checking deposits and residential mortgage loans tends to obscure the fact that the rate of growth for these products has slowed. The Bank’s ability to grow earnings could be further challenged if this were to continue. An analysis of the yearly average balances for these products shows that the increase resulted principally from growth that occurred in the latter half of 2003 and, for residential mortgage loans, continued growth in the first half of 2004. Furthermore, a sharp decline in checking balances during the last few days of 2004 caused the balance at December 31, 2004 to be only slightly higher than the December 31, 2003 balance (see “Balance Sheet Information” that follows). Although a portion of the decline reversed in January, it could reoccur in the future. The recent increase in short-term interest rates may cause depositors to keep smaller balances in noninterest-bearing checking accounts and thereby put pressure on the Bank’s ability to continue to grow these balances at the same rate experienced in recent years. The reduction in mortgage refinance activity during 2004 may continue and have a similar impact on the Bank’s residential mortgage portfolio.

        The Bank expanded its franchise by opening three new commercial banking offices in Manhattan in the middle of 2003. The Bank used 2004 to absorb the Manhattan growth and plan for further expansion. At this point the Bank has definitive plans for a new full service office on the south shore of Long Island and is evaluating potential sites for additional commercial banking offices.

BALANCE SHEET INFORMATION

	12/31/04	12/31/03

	(in thousands)

Total Assets	$917,778	$914,264
Net Loans	339,629	319,519
Investment Securities	532,113	519,427
Checking Deposits	298,049	297,454
Savings and Time Deposits	473,201	479,701
Total Stockholders’ Equity	90,240	89,291

INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended

	12/31/04	12/31/03	12/31/04	12/31/03

	(in thousands, except per share data)

Net Interest Income	$34,742	$33,090	$8,772	$8,631
Provision For Loan Losses	356	457	56	122

Net Interest Income After Loan
Loss Provision	34,386	32,633	8,716	8,509

Noninterest Income	5,655	5,998	988	1,345
Noninterest Expense	24,097	23,475	6,028	6,019

Income Before Income Taxes	15,944	15,156	3,676	3,835
Income Tax Expense	3,863	3,791	722	957

Net Income	$12,081	$11,365	$2,954	$2,878

Earnings Per Share:
Basic	$2.96	$2.78	$.74	$.70
Diluted	$2.90	$2.72	$.72	$.68

        This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

        For more detailed financial information please see the Corporation’s 2004 Form 10-K. The Form 10-K will be available on or before March 16, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”